Exhibit 99.1

ConocoPhillips Reports Third Quarter Net Income of $1.3 Billion;
Strong Refining & Marketing Results

    HOUSTON--(BUSINESS WIRE)--Oct. 29, 2003--ConocoPhillips
(NYSE:COP):



                         Earnings at a glance

                     Third Quarter                 Nine Months
            ----------------------------- ----------------------------
                 2003           2002           2003          2002
            -------------- -------------- -------------- -------------
Income
 (loss) from
 continuing
 operations $1,249 million  $(74) million $3,607 million  $140 million
Income
 (loss) from
 discontinued
 operations    $57           (42)           $201            (7)
Cumulative
 effect of
 changes in
 accounting
 principles    $ -             -           $(113)            -
Net income
 (loss)     $1,306          (116)         $3,695           133
----------------------------------------------------------------------
Diluted income
 per share
 Income (loss)
  from
  continuing
  operations $1.82        $(0.15)          $5.28         $0.34
 Net income
  (loss)     $1.90        $(0.24)          $5.40         $0.32
----------------------------------------------------------------------
Revenues     $26.5 billion $14.7 billion   $79.1 billion $33.7 billion
----------------------------------------------------------------------


    ConocoPhillips (NYSE:COP) today reported third quarter net income of $1,306 million, or $1.90 per share, compared with a net loss of $116 million, or 24 cents per share, for the same quarter in 2002, which included only one month of the combined company. Total revenues were $26.5 billion, versus $14.7 billion a year ago. Income from continuing operations for the third quarter was $1,249 million, or $1.82 per share, compared with a loss of $74 million, or 15 cents per share, for the same period a year ago.
    "Our performance in the third quarter was solid," said Jim Mulva, president and chief executive officer. "We operated as expected and benefited from market conditions in both upstream and downstream. Upstream production was 1.56 million barrels-of-oil-equivalent (BOE) per day during the quarter. The downstream business generated a significant portion of our total earnings by maintaining high utilization rates, allowing us to realize the benefit of strong refining margins.
    "Net cash from operating activities for the first nine months of this year totaled $7.4 billion. This, along with cash from asset sales, enabled us to fund $4.4 billion in capital expenditures, reduce debt by $3.7 billion, and improve our debt-to-capital ratio to 36 percent.
    "We have completed asset sales of $2.2 billion since the merger, and we expect to complete another estimated $1.3 billion by the end of the year. This will meet our announced divestiture program target of $3 billion to $4 billion by the end of 2004. During the third quarter, we made significant progress with the announced agreement to sell The Circle K Corporation and the completion of the sale of our New York and New England retail marketing assets."
    For the first nine months of 2003, net income was $3,695 million, or $5.40 per share, versus $133 million, or 32 cents per share, for the corresponding period in 2002. Income from continuing operations was $3,607 million, or $5.28 per share, compared with $140 million, or 34 cents per share, for the same period a year ago. The company's return on capital employed remained strong and, after adjusting for purchase to pooling accounting, is comparable with the largest companies in the industry. Total revenues were $79.1 billion, versus $33.7 billion a year ago.
    In the third quarter, the company elected to adopt Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities," for synthetic leases and other financing structures, with retroactive application to Jan. 1, 2003. As a result, all prior 2003 periods reflect the application of this accounting change.
    The ConocoPhillips merger was consummated on Aug. 30, 2002, and used purchase accounting to recognize the fair value of the Conoco assets and liabilities. While the results of the third quarter and first nine months of 2003 reflect the operations of the combined company, the third quarter of 2002 includes two months' activity for Phillips and one month's activity for ConocoPhillips. Similarly, results for the first nine months of 2002 include eight months' activity for Phillips and one month of activity for ConocoPhillips, restated for discontinued operations. All asset dispositions required by the Federal Trade Commission have now been completed.
    The results of ConocoPhillips' business segments follow.

    Exploration & Production (E&P)

    Third quarter financial results: E&P income from continuing operations in the third quarter was $967 million, down from $1,077 million in the second quarter of 2003 and up from $460 million in the third quarter of 2002. The decrease from the second quarter was primarily the result of impacts from one-time benefits associated with international tax legislation changes in the second quarter, decreased production due to normal seasonal declines and scheduled maintenance activity, and the impact of asset dispositions. These decreases were partially offset by higher realized crude oil prices and gains from asset sales. Improved results from the third quarter of 2002 were due to higher realized crude oil and natural gas prices and increased production resulting from a full quarter of production from the Conoco assets.
    ConocoPhillips' daily production for the quarter was lower than that of the second quarter, averaging 1.56 million BOE per day, including Canadian Syncrude. Decreased production was primarily the result of seasonal declines and scheduled maintenance activity in Alaska and the North Sea, as well as asset dispositions in the Lower
48. Disposition proceeds of approximately $400 million during the third quarter bring total E&P asset sales for 2003 to approximately $750 million. These dispositions, together with those expected to close in the fourth quarter, represent a production rate decrease of approximately 50,000 BOE per day.
    ConocoPhillips' third quarter 2003 average worldwide crude oil sales price was $27.00 per barrel, up from $25.19 in the second quarter of 2003. The company's U.S. Lower 48 and worldwide natural gas prices averaged $4.56 and $3.80 per thousand cubic feet, respectively, compared with $4.72 and $3.93 in the second quarter of 2003.
    Nine months financial results: E&P income from continuing operations for the first nine months of 2003 was $3,169 million, up from $941 million in 2002, primarily due to additional volumes from the Conoco operations, higher realized worldwide crude oil and natural gas prices, and one-time benefits associated with international tax legislation changes.
    ConocoPhillips' average worldwide crude oil price was $27.55 per barrel for the first nine months of 2003, compared with $23.43 for the same period in 2002. The company's U.S. Lower 48 and worldwide natural gas prices averaged $4.92 and $4.08 per thousand cubic feet, respectively, versus $2.42 and $2.37 in 2002.

    Midstream

    Third quarter financial results: Midstream income from continuing operations was $31 million, up from $25 million in the second quarter of 2003 and up from $11 million in the third quarter of 2002. The increase from the second quarter was due primarily to improved margins, partially offset by a second quarter gain on asset sales in equity earnings from Duke Energy Field Services, LLC (DEFS). The increase over the third quarter of 2002 was primarily due to higher natural gas liquids prices and a full quarter of operations from the Conoco assets.
    Nine months financial results: Midstream operating results increased to $87 million, from $35 million in 2002. Contributing to the increase were higher equity earnings from DEFS and the addition of the Conoco midstream operations.

    Refining and Marketing (R&M)

    Third quarter financial results: R&M income from continuing operations was $485 million, improved from $321 million in the previous quarter and up from $57 million in the third quarter of 2002.
    The improvement in third quarter R&M earnings, compared with the second quarter of 2003, was primarily driven by higher refining margins (net of narrowing light-heavy differentials) throughout the United States. Additionally, earnings benefited from lower utility and turnaround costs. Increased refining results were partially offset by lower U.S. and international marketing margins, as well as an estimated $30 million impact related to decreased utilization at the Ponca City refinery. The improved results over the third quarter of 2002 were attributable to higher refining and marketing margins, a full quarter of operations from the Conoco assets, and business improvements, which included the benefits from progress made on implementing synergy initiatives.
    The company's crude oil capacity utilization rate averaged 95 percent, compared with 96 percent last quarter. After-tax turnaround costs were $13 million and $26 million in the third quarter and second quarter of 2003, respectively.
    Nine months financial results: R&M income from continuing operations for the first nine months of 2003 increased to $1,195 million, compared with $38 million for the first nine months of 2002. Increased refining and marketing margins, as well as the addition of the Conoco assets, contributed to the increase.

    Chemicals

    Third quarter financial results: The Chemicals segment, which reflects the company's 50 percent interest in Chevron Phillips Chemical Company LLC, reported income from continuing operations of $7 million, compared with $12 million in the second quarter of 2003 and $3 million in the third quarter of 2002. Decreases from the second quarter were the result of lower margins, partially offset by higher sales volumes. The increase from the third quarter of 2002 primarily reflects third quarter 2002 losses from asset retirements and higher margins in the third quarter of 2003, particularly in aromatics and styrenics.
    Nine months financial results: During the first nine months of 2003, the Chemicals segment had a loss from continuing operations of $4 million, compared with $1 million for the same period a year ago. The increased loss was primarily due to slightly lower margins, as well as higher employee severance accruals, partially offset by third quarter 2002 losses from asset retirements.

    Emerging Businesses

    The Emerging Businesses segment had a loss from continuing operations of $18 million in the third quarter of 2003, compared with losses of $23 million in the second quarter of 2003 and $262 million in the third quarter of 2002. The improvement from the second quarter was primarily attributable to reduced costs associated with a gas-to-liquids plant. The decrease in costs from the third quarter of 2002 primarily resulted from a 2002 write-off of purchased in-process research and development costs.

    Corporate and Other

    Third quarter after-tax Corporate expenses from continuing operations were $223 million, compared with $317 million in the previous quarter and $343 million in the third quarter of 2002. Contributing to the decrease during the third quarter from the second quarter of 2003 were reduced merger-related expenses, from $115 million to $41 million. The decrease from the third quarter of 2002 also primarily resulted from lower merger-related expenses, partially offset by a full quarter of expenses associated with the Conoco assets.
    The company's balance sheet debt level at the end of the third quarter was $18.9 billion. This reflects debt reductions of $1.4 billion during the third quarter, as well as accounting changes that increased balance sheet debt by $2.9 billion. These accounting changes reflect the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities," for synthetic leases and other financing structures, as permitted by FASB Staff Position No. FIN 46-6, and the adoption of FASB Statement No. 150 (SFAS 150), "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." The third quarter implementation of FIN 46 was retroactive to Jan. 1, 2003, while SFAS 150 was adopted and applied as of July 1, 2003. The FASB continues to issue guidance related to variable interest entities, which the company will monitor in connection with its implementation of FIN 46 and SFAS 150.
    The company's third quarter effective tax rate of 46 percent was higher than that of the second quarter primarily due to the one-time impact in the second quarter of tax law changes in certain international jurisdictions, partially offset by a higher proportion of income in lower-tax-rate jurisdictions.

    Discontinued Operations

    Third quarter 2003 earnings from discontinued operations were $57 million, compared with $91 million in the second quarter. The decrease was primarily related to lower marketing margins and asset dispositions.

    Outlook

    Mr. Mulva concluded:

    "During the quarter, we celebrated our first anniversary as ConocoPhillips. We remain committed to deliver superior returns to our shareholders through continued strong earnings, debt reduction, cost and capital discipline, and a competitive dividend. We recently announced an increase of 7.5 percent to our dividend rate.
    "Upstream, we continue to strengthen our portfolio through legacy project advancement and planned asset dispositions, which are progressing as expected. In addition, we are continuing to pursue expansion of our portfolio of worldwide natural gas opportunities in places such as Qatar, Venezuela and Australia.
    "Downstream, we are on track with our plan to rationalize a substantial portion of our U.S. retail marketing assets. During the fourth quarter, we expect higher turnaround activity and scheduled maintenance than in the previous two quarters, and we anticipate crude oil utilization rates to exceed 90 percent.
    "These and the other plans we are implementing are designed to achieve higher long-term returns on capital employed. We remain committed to this objective and look forward to updating the investment community on the status of our operating and investment plans at our November security analyst meeting."
    ConocoPhillips is an integrated petroleum company with interests around the world. Headquartered in Houston, the company had approximately 54,800 employees, $82 billion of assets, and $106 billion of annualized revenues as of Sept. 30, 2003. For more information, go to www.conocophillips.com.




      ConocoPhillips' quarterly conference call is scheduled for noon Central today. To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the "Third Quarter Earnings" link.

              For financial and operational tables, go to www.conocophillips.com/news/nr/earnings/highlights/3q03earnings.html.

             For detailed supplemental information, go to www.conocophillips.com/news/nr/earnings/detail/3q03summary.xls.


    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, such as "...we expect higher turnaround activity and scheduled maintenance than in the previous two quarters"; "we anticipate crude oil utilization rates to exceed 90 percent"; and "these and the other plans we are implementing are designed to achieve higher long-term returns on capital employed," involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Economic, business, competitive and regulatory factors that may affect ConocoPhillips' business are generally as set forth in ConocoPhillips' filings with the Securities and Exchange Commission (SEC). ConocoPhillips is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. We use certain terms in this release, such as "including Canadian Syncrude" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079. This information can also be obtained from the SEC by calling 1-800-SEC-0330.

    CONTACT: ConocoPhillips
             Kristi DesJarlais, 281-293-4595 (media)
             or
             Clayton Reasor, 212-207-1996 (investors) www.conocophillips.com